Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the STERIS Corporation 2006 Long-Term Equity Incentive Plan of our reports dated June 8, 2006, with respect to the consolidated financial statements and schedule of STERIS Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2006, STERIS Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of STERIS Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 27, 2006